Exhibit 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE
Contact:	Robert W. Beard
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION
 POSTS PROFIT AS FINANCIAL RESULTS CONTINUE TO IMPROVE

CONFERENCE CALL SCHEDULED FOR FEBRUARY 17, 2010 AT 4:30 P.M. ET

Ft. Lauderdale, FL, February 17, 2010 – SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading mobile fueling and energy logistics company providing efficient, just in time distribution of petroleum products and chemicals, today announced its financial results for the three and six-months ended December 31, 2009.

During the second quarter of fiscal 2010, the Company reported quarter over quarter improvements in its financial results, including quarterly operating income of $708,000 and net income of $445,000, versus $25,000 operating income and a net loss of $660,000 in the same period last year.

Richard E. Gathright, Chairman, Chief Executive Officer and President, commented:

“We are pleased to report continued improvement in our financial results with a $1.1 million increase in net income in the second quarter of fiscal 2010 versus last year. While these results included a net $748,000 recovery in the current quarter of legal and professional fees from the settlement of the three year FAS litigation, there was a comparable non-recurring benefit a year ago, based on a one time cost reduction of $490,000 resulting from the elimination of certain personnel benefits reported in the same period last year.  After accounting for the approximately $258,000 net impact of these two non-recurring items, we achieved an $847,000 year to year improvement in net income in this quarter versus the same period a year ago.

During the second quarter of fiscal 2010, we continued to grow our business by completing an expansion into three new markets, including Knoxville, TN, Spartanburg, SC, and North Augusta, GA, and by a further expansion of our business in existing North Carolina markets projecting to add 4 million gallons annually from this expansion.  The roll-out into all of these markets took place for the most part in late December, with full run rates achieved during the third fiscal quarter.

While our new customer business is brisk, we have yet to see any recovery of the 14% reduction in demand from our historical customers that we experienced during fiscal 2009 when the national economy collapsed.  However, with over 4,000 customers in virtually every industry sector spread across 11 states and 34 markets, we still expect to be at the forefront of any future economic recovery.  We have very strong leverage on any such volume recovery, with an increase of as much as 60% in financial performance based on a complete restoration of the 14% reduction at similar margins.”

Gathright on strategy:

“We are currently focused on our growth strategy, which includes not only organic growth in new and existing markets, but also growth via acquisition of other businesses.  We have taken steps to position ourselves for such growth, including the stabilization of our existing business; completion of our enterprise resource management system and other infrastructure changes to facilitate rapid and efficient growth, including the integration of acquired operations.  We have taken steps to maintain our NASDAQ Capital Markets listing via the October 2009 reverse stock split; and last summer’s recapitalization of our debt and equity which strengthened our balance sheet and financial position, lowering total debt by $4.5 million, increasing shareholders’ equity by $4.1 million and reducing our debt to equity ratio from approximately 9:1 to 2:1 over the prior year.

We believe that the current market valuation of the Company, as reflected by the prevailing stock prices on the Nasdaq Capital Market, is far less than the Company’s real enterprise value and have initiated a series of investor relations campaigns to actively stimulate awareness and interest in our stock.  Hopefully, through the continued exercise of telling our story and making the market aware of our bottom-line financial performance, we will drive the stock price to reasonable levels which will in turn permit us to accelerate our overall growth to the “supernormal” levels achievable via acquisitions.”

Highlights of Second quarter Fiscal Year 2010 vs. Second quarter Fiscal Year 2009

•
We are reporting a continuation of positive operating income and net income of $708,000 and $445,000, respectively, for the three months ended December 31, 2009, compared to operating income of $25,000 and a net loss of $660,000 for the same period in the prior year, improvements of $683,000, or 2,732%, and $1.1 million.  In the prior fiscal year, based on our recognition of the impending economic crisis, we permanently eliminated certain personnel costs in order to better respond to the anticipated deterioration of business conditions.  This action resulted in a one time reversal of previously expensed charges in the second quarter of last year that favorably impacted operating income and reduced our net loss by approximately $490,000.  While there was no corresponding elimination of personnel costs this year, we did achieve another one time financial benefit from our settlement of a lawsuit, in which we recovered a substantial portion of our expended legal and professional fees, lowering our SG&A costs during the current quarter by approximately $748,000 and favorably impacted operating income and net income by the same amount.

•
The $445,000 net income during the three months ended December 31, 2009, included $641,000 in non-cash charges, such as depreciation and amortization of assets, debt costs, stock-based compensation, and the provision for doubtful accounts.  The net income also included stated interest expense associated with servicing of our debt of $216,000, public company costs of $282,000, and the recovery thru our settlement of a lawsuit of some of our expended legal and professional fees, thereby lowering our SG&A costs during the current quarter by approximately $748,000.

•
In the second quarter of fiscal 2010, we achieved EBITDA of $1.3 million compared to $690,000 in the same period a year ago, an improvement of approximately $599,000, and an improvement of approximately $155,000 when compared to the $1.1 million EBITDA of the first quarter of fiscal 2010.  Additionally, during the quarter we generated $660,000 in cash contribution after fixed charges, which reflects the cash that is generated by the business after deducting cash payments incurred to service debt obligations and pay for capital expenditures.  Our fixed coverage ratio as of December 31, 2009 was a twelve month cumulative of 2.04 compared to the required 1.1 that we need to maintain per covenants with the bank.

•
The net margin in the second quarter of fiscals 2010 and 2009 was $3.6 million and $3.5 million, respectively, on 17.0 million and 16.6 million gallons sold during those periods.  The increase in the net margin is the result of the increase in gallons sold of 2%. The net margins per gallon in the second quarter of fiscals 2010 and 2009 were 21.3 cents for both periods.

•
As a result of the Recapitalization, our interest expense was substantially lower in the second quarter of fiscal 2010 compared to the same period last year.  We incurred interest expense of $261,000 this quarter compared to $680,000 in the same quarter in the prior year, a decrease of $419,000, or 62%, of which $216,000 is related to lower debt and lower costs to service our existing debt.

Highlights of First Six Months of Fiscal Year 2010 vs. First Six Months of Fiscal Year 2009

•
Net income was $465,000 in the six months ended December 31, 2009, as compared to a net loss of $148,000 in the same period in the prior year.  The approximate $613,000 increase was partially attributable to lower selling, general and administrative expenses of $1.4 million.  The net income results were favorably impacted by cost cutting and business restructuring steps that were taken beginning in late November 2008 to meet the decrease in customer demand due to the national economy, and also by lower interest expense of $872,000 as a result of the reduction in our long term-debt outstanding and lower balances in the line of credit primarily the result of the June 2009 Recapitalization and lower fuel prices.  Additionally, the net income results were positively impacted by the settlement of a lawsuit whereby we recovered part of our expended legal and professional lowering our SG&A costs during the current year by approximately $587,000. The increase in net income was offset by the lower gross profit of $1.6 million resulting from the decrease in margin contribution from the emergency response services provided in the first quarter of fiscal 2009 in Louisiana and Texas for Hurricanes Gustav and Ike, from the decrease of 4% in volumes resulting from the contraction of the economy which impacted us starting in the second quarter of fiscal 2009, and the one time benefit last year from the elimination of certain personnel benefits expense.

•
EBITDA was $2.4 million in the six months ended December 31, 2009, as compared to EBITDA of $2.7 million in the same period of the prior year, a decrease of $257,000.  The decrease in EBITDA was partially due to the lower gross profit of $1.6 million resulting from the decrease in margin contribution from the emergency response services provided in the first quarter of fiscal 2009 in Louisiana and Texas for Hurricanes Gustav and Ike and from the decrease in volumes resulting from the contraction of the economy which impacted us starting in November of 2008.  The decreases were partially offset by the lower selling, general and administrative expenses of $1.4 million as a result of the cost cutting and business restructuring steps taken beginning in late November 2008 to meet the decrease in customer demand, the recovery of certain professional fees related to the settlement of a lawsuit which decreases were partially offset by the increase in personnel benefits expense due to the one time benefit last year when a benefits reserve was eliminated.

•
Gross profit was $7.5 million in the six months ended December 31, 2009, as compared to $9.1 million in the same period of the prior year, a decrease of $1.6 million, or 18%.  The net margin per gallon for the six months ended December 31, 2009 and 2008 was 23.4 cents and 27.6 cents, respectively, a decrease of 4.2 cents.  The decreases were primarily due to the emergency response services provided in Louisiana and Texas for Hurricanes Gustav and Ike during the first quarter of fiscal 2009.  These decreases were partially offset by the stabilization of customer demand that we saw emerging in the third quarter of fiscal 2009 which has continued in fiscal 2010, and partially due to increases in new customer business and prospective business as companies seek to reduce their costs of operation with mobile fueling and our other services.

•
Interest expense was $491,000 in the six months ended December 31, 2009, as compared to $1.4 million in the same period of the prior year, a decrease of $872,000, or 64%.  The decrease was primarily due to lower interest expense as a result of the reduction in our long-term debt outstanding, and improved interest rate terms due to the June 2009 Recapitalization.  Our interest rate terms have improved, as we replaced the high 11.5% former Secured and Unsecured debt with the term loan which is at interest rates currently around 4.75%.  We also negotiated for more favorable rates on the line of credit.

Highlights of Results for Quarterly Periods ending June 30, 2008 through December 31, 2009

The following table portrays the financial trends for the Company’s seven most recent quarters:

All amounts in thousands of dollars, except net margin per gallon

	For the Three Months ended,
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2009	2009	2008	2008	2008

Revenues	$46,305	$43,686	$39,884	$34,982	$45,112	$79,271	$82,036
Gross profit	$3,381	$4,097	$3,539	$3,790	$3,292	$5,819	$4,290
Selling, general and administrative	$2,673	$3,839	$3,401	$3,455	$3,267	$4,632	$3,845
Operating income	$708	$258	$138	$335	$25	$1,187	$445
Interest expense and other income, net	$(255)	$(230)	$(454)	$(570)	$(677)	$(667)	$(811)
Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment [3]	$-	$-	$(1,651)	$-	$-	$-	$-
Gain on extinguishment of promissory notes	$-	$-	$27	$-	$-	$-	$-
Net income (loss)	$445	$20	$(1,948)	$(243)	$(660)	$512	$(366)
Less: Non-cash write-off of unamortized acquisition costs	$-	$187	$-	$-	$-	$-	$-
Less: Non-cash stock options Repricing costs	$-	$93	$-	$-	$-	$-	$-
Less: Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment [3]	$-	$-	$1,651	$-	$-	$-	$-
Adjusted net income (loss) before non-cash, non-recurring charges [4]	$445	$300	$(297)	$(243)	$(660)	$512	$(366)

EBITDA [1]	$1,289	$1,134	$876	$974	$690	$1,990	$1,154

Net margin	$3,609	$4,333	$3,795	$4,027	$3,534	$6,161	$4,611
Net margin per gallon [2]	$0.21	$0.26	$0.23	$0.25	$0.21	$0.33	$0.24
Gallons sold	16,956	16,945	16,709	16,041	16,602	18,550	19,024

 ¹ EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, a Non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that gain or loss and the non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment of promissory notes constitute the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts.  Both stock-based compensation amortization expense and the write-off of unamortized acquisition costs are considered amortization items to be excluded in the EBITDA calculation.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.  We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

² Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

    3 Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment is a charge we incurred strictly as a result of the June 29, 2009 Recapitalization.  The Company extinguished a portion of  the August 2007 and the September 2008 Notes (“the Notes”) through the issuance of approximate 1.2 million shares and approximate 278,000 shares, respectively, at the negotiated price of $1.71 per share, which was greater than the $1.67 per share closing bid  price the day prior to the Recapitalization, but lower than the conversion price applicable to  the convertible debt instruments, which resulted in the issuance of more shares in the exchange than would have been issued upon a conversion.  The practice of accounting in the interpretation of FAS No. 84 is that an inducement occurs any time when additional shares are issued in the extinguishment of convertible debt regardless of the absence of an economic loss or economic intent of the parties to the transaction.  Irrespective of the economic reality of the transaction, FAS No. 84 required the recording of a non-cash “conversion inducement” charge of $1.7 million, based on the difference between the approximate aggregate 471,000 common shares issuable to the applicable note holder under the original conversion rights that existed upon a conversion and the approximate 1.5 million common shares exchanged at $1.71 cents in the transaction that extinguished all of the Notes.  This non-cash charge is deemed a financing expense to extinguish the Notes. To the extent that the non cash FAS 84 inducement on extinguishment of promissory notes constitutes the recognition of a finance cost, it is considered interest expense for the calculation of certain interest expense amounts.

   4 Adjusted net income (loss) before non-cash, non-recurring charges is shown to provide the reader with information regarding the true economic performance of the Company before the impact of charges that do not reflect the on-going performance of the operations such as of the technical non-economic substantive accounting charge of $1.7 million in the fourth quarter of fiscal 2009 and the first quarter of fiscal 2010 write-off incurred as new accounting ruling was applied and stock compensation expense that resulted from repricing stock options.  We believe that this is a meaningful Non-GAAP representation of the ongoing performance of the operations.

Adjusted net income (loss) before non-cash, non-recurring charges (Non-GAAP measure) Reconciliation to the Net income (loss) for Quarterly periods ending June 30, 2008 through December 31, 2009

All amounts in thousands of dollars
	For the Three Months ended,
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2009	2009	2008	2008	2008

Net income (loss)	$445	$20	$(1,948)	$(243)	$(660)	$512	$(366)
Less: Non-cash write-off of unamortized acquisition costs	$-	$187	$-	$-	$-	$-	$-
Less: Non-cash stock options repricing costs	$-	$93	$-	$-	$-	$-	$-
Less: Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment	$-	$-	$1,651	$-	$-	$-	$-
Adjusted net income (loss) before non-cash, non-recurring charges [1]	$445	$300	$(297)	$(243)	$(660)	$512	$(366)

1 Adjusted net income (loss) before non-cash, non-recurring charges is shown to provide the reader with information regarding the economic performance of the Company before the impact of charges that do not reflect the on-going performance of the operations such as the technical non-economic substantive accounting treatment charge of $1.7 million in the fourth quarter of fiscal 2009, and the first quarter of fiscal 2010 write-off incurred as new accounting ruling was applied and stock compensation expense that resulted from the repricing of stock options. We believe that this is a meaningful Non-GAAP representation of the ongoing performance of the operations.

EBITDA (Non-GAAP measure) Reconciliation to the Net income (loss) for Quarterly periods ending June 30, 2008 through December 31, 2009

All amounts in thousands of dollars

	For the Three Months ended,
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2009	2009	2008	2008	2008

Net income (loss)	$445	$20	$(1,948)	$(243)	$(660)	$512	$(366)
Add back:
Interest expense	261	230	545	575	680	683	720
Income tax expense	8	8	8	8	8	8	-
Depreciation and amortization expense within:
Cost of sales	228	236	254	239	242	342	321
Selling, general and administrative expenses	316	320	344	334	342	341	357
Stock-based compensation Expense	31	133	49	61	78	104	122
Write-off of unamortized acquisition costs ASC 805	-	187	-	-	-	-	-
Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment	-	-	1,651	-	-	-	-
Gain on extinguishment of promissory notes	-	-	(27)	-	-	-	-
EBITDA [1]	$1,289	$1,134	$876	$974	$690	$1,990	$1,154

1 As noted above, EBITDA is a Non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, a Non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  The stock-based compensation amortization is considered an amortization item to be excluded in the EBITDA calculation.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.  We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

Selected Income Statement and Financial Data

The following tables present comparative financial data for the periods noted:

All amounts in thousands of dollars, except per share, and net margin per gallon

	For the Three Months		For the Six Months
	ended December 31,		ended December 31,
	2009	2008	2009	2008

Petroleum product sales and service revenues	$40,458	$39,876	$78,583	$112,838
Petroleum product taxes	5,847	5,236	11,408	11,545
Total revenues	46,305	45,112	89,991	124,383

Cost of petroleum product sales and service	37,077	36,584	71,105	103,727
Petroleum product taxes	5,847	5,236	11,408	11,545
Total cost of sales	42,924	41,820	82,513	115,272

Gross profit	3,381	3,292	7,478	9,111

Selling, general and administrative expenses	2,673	3,267	6,512	7,899

Operating income	708	25	966	1,212

Interest expense	(261)	(680)	(491)	(1,363)
Interest and other income	6	3	6	19

Net income (loss) before income taxes	453	(652)	481	(132)

Income tax expense	(8)	(8)	(16)	(16)
Net income (loss)	$445	$(660)	$465	$(148)

Basic and diluted net income (loss) per share computation:
Net income (loss)	$445	$(660)	$465	$(148)
Less: Preferred stock dividends	-	(132)	-	(328)
Net income (loss) attributable to common shareholders	$445	$(792)	$465	$(476)

Net income (loss) per share attributable to common shareholders:
Basic	$0.05	$(0.24)	$0.06	$(0.14)
Diluted	$0.05	$(0.24)	$0.05	$(0.14)

Weighted average common shares outstanding:
Basic	8,557	3,320	8,404	3,287
Diluted	8,781	3,320	8,691	3,287

EBITDA (non-GAAP measure) [1]	$1,289	$690	$2,423	$2,680

Gallons sold	16,956	16,602	33,901	35,152

Net margin	$3,609	$3,534	$7,942	$9,695

Net margin per gallon (in cents) [2]	0.21	0.21	0.23	0.28

 1 EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a Non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that gain or loss and the non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment of promissory notes constitute the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts.  Both stock-based compensation amortization expense and the write-off of unamortized acquisition costs are considered amortization items to be excluded in the EBITDA calculation.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.  We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

2 Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

Condensed Consolidated Balance Sheets

	As of
(All amounts in thousands of dollars)	December 31, 2009	June 30, 2009
	(Unaudited)
ASSETS
Current assets	$17,567	$18,732
Property, plant and equipment, net	7,880	8,569
Other assets, net	2,575	2,817
	$28,022	$30,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$16,215	$18,336
Long-term debt, net and other liabilities	4,701	5,253
Stockholders’ equity	7,106	6,529
	$28,022	$30,118

CONFERENCE CALL
Management will host a conference call on Wednesday, February 17, 2010, at 4:30 P.M. Eastern Time (“ET”) to further discuss the results of the Company’s three and six months ended December 31, 2009.  Interested parties can listen to the call live on the Internet through the Company’s Web site at www.mobilefueling.com or by dialing 866-788-0547 (domestic) or 857-350-1685 (international), using Pass Code 15855477.  Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The Web cast is also available through Thomson’s investor portals.  Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).  A telephone replay of the conference call will be available from February 17, 2010, at 7:30 P.M. ET until midnight ET on February 24, 2010, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 33769595.  A web archive will be available for 30 days at www.mobilefueling.com.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries.  The Company provides its services and products through 34 locations in the 11 states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future trading prices of the Company’s common stock and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June, 30, 2009.